Exhibit 23.16

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated February 14, 2013, with respect to the statements of revenues and certain expenses of 1492 East Spring Lane for the year ended December 31, 2011, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the February 14, 2013 Form 8-K of Kennedy-Wilson Holdings, Inc., and is incorporated by reference herein, and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

February 14, 2013